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                                                                 Exhibit 10.1



                       Stock Warrant Settlement Agreement


     This Stock Warrant Settlement Agreement ("Agreement") is entered into with the effective date of November 7, 1997, by and among METAL MANAGEMENT, INC., a Delaware corporation ("MTLM"), EMCO RECYCLING CORP., MTLM's wholly owned subsidiary ("EMCO"), and GEORGE O. MOOREHEAD ("Mr. Moorehead").


                                    RECITALS

     A. On April 11, 1996, MTLM, then operating under the corporate name of GENERAL PARAMETRICS CORPORATION ("GPC"), and Mr. Moorehead entered into an Employment Agreement ("Employment Agreement") whereby GPC employed Mr. Moorehead to serve as Executive Vice President of GPC and President of EMCO.

     B. Section 2(b) of the Employment Agreement states that Mr. Moorehead shall be entitled to participate in certain compensation plans.

     C. MTLM has stated its intention to issue stock warrants to certain of its executive officers without issuing Mr. Moorehead any stock warrants and/or options at the time.

     D. Mr. Moorehead claims that, pursuant to Section 2(b) of the Employment Agreement, he is entitled to have stock warrants issued to him as a part of his Employment Agreement rights ("Warrants") and that MTLM's failure to issue such Warrants to him constitutes a breach of the Employment Agreement.

     E. MTLM denies that its failure to issue Warrants to Mr. Moorehead constitutes a breach of the Employment Agreement.

     F. The parties wish to settle their dispute regarding Mr. Moorehead's entitlement to the Warrants under the Employment Agreement as set forth in this Agreement.

     G. In consequence of their dispute regarding the Warrants, the parties have further engaged in negotiations regarding the consensual termination of their employment relationship.


                                   COVENANTS

     In consideration of the foregoing Recitals and the mutual promises and provisions contained in this Agreement, as well as other consideration, receipt of which is herewith confirmed, the parties agree as follows:

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    1.  In full and complete satisfaction of Mr. Moorehead's claims to receive
Warrants under Section 2(b) of the Employment Agreement, Mr. Moorehead shall receive the following:

        (a) Warrants ("Settlement Warrants"), subject to paragraph 3 below, to purchase 200,000 shares of MTLM common stock at TWELVE DOLLARS ($12) per share, exercisable for a period of five (5) years from the Issuance Date (as defined below). These Settlement Warrants shall be vested on the Issuance Date and shall not be transferable, except upon death.

        (b) A payment of $207,500, subject to all applicable taxes, if any, by December 31, 1997, or the Issuance Date as defined in paragraph 3 below, whichever is later.

        (c) A payment of $457,500, subject to all applicable taxes, if any, by April 15, 1998, or the Issuance Date as defined in paragraph 3 below, whichever is later.

    2.  Mr. Moorehead shall have the continuing right to "net exercise"   (i.e.,
cashless exercise) the Settlement Warrants; provided, however, that MTLM may refuse to "net exercise" any of the Settlement Warrants due to restrictions imposed by the rules and regulations of the Securities Exchange Commission or the national securities exchange upon which the stock of MTLM is then traded ("Restrictions"). In the event MTLM is unable to "net exercise" the Settlement Warrants because of Restrictions, Mr. Moorehead may again request the "net exercise" of the Settlement Warrants at such later time as he shall select subject to the above refusal rights of MTLM during periods which Restrictions exist.

    3. The executed Settlement Warrants and the payments due pursuant to paragraphs 1(b) and 1(c) above shall be delivered to Mr. Donald F. Moorehead, Jr. who shall hold such on behalf of MTLM. Mr. Donald F. Moorehead, Jr. shall deliver the Settlement Warrants to Mr. George O. Moorehead on the date (the "Issuance Date") which is the earlier of: (i) the date on which T. Benjamin Jennings or Gerard M. Jacobs enter into new employment agreements as 9 below; or (ii) the date on which T. Benjamin Jennings or Gerard M. Jacobs receive a substantial warrant package which, in the sole and absolute discretion of Donald F. Moorehead, Jr., is intended by the Board of Directors of MTLM to be provided to T. Benjamin Jennings and Gerard M. Jacobs in lieu of such new employment agreements. Mr. Donald F. Moorehead, Jr. is hereby authorized to insert the Issuance Date in the Settlement Warrants. Mr. Donald F. Moorehead, Jr. shall deliver the payments due pursuant to paragraphs 1(b) and 1(c) above to Mr. George O. Moorehead on the dates as provided in paragraphs 1(b) and 1(c) above.

    4. Mr. Moorehead hereby releases and forever discharges MTLM and EMCO, their officers, directors, shareholders, employees, agents, affiliates, and successors and assigns, from any and all claims, liabilities, debts, contracts, covenants, actions or causes of action arising on or before the date of this Agreement with regard to Mr. Moorehead's claims under Section 2(b) of the Employment Agreement and his

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claims of MTLM's breach of the Employment  Agreement due to MTLM's failure to issue Warrants under Section 2(b) of the Employment Agreement (other than the obligations undertaken by MTLM and/or EMCO in this Agreement), including but not limited to any claims, liabilities, debts, contracts, covenants, actions or causes of action arising out of or in connection with Section 2(b) of the Employment Agreement.

     5. MTLM and EMCO, their officers, directors, employees, agents, affiliates, successors and assigns, hereby release and forever discharge Mr. Moorehead from any and all claims, liabilities, debts, contracts, covenants, actions or causes of action arising on or before the date of this Agreement under Section 2(b) of the Employment Agreement and his claims of MTLM's breach of the Employment Agreement due to MTLM's failure to issue Warrants under
Section 2(b) of the Employment Agreement (other than the obligations undertaken by Mr. Moorehead to in this Agreement), including but not limited to any claims, liabilities, debts, contracts, covenants, actions or causes of action arising out of or in connection with Section 2(b) of the Employment Agreement.

     6. The parties agree that this Agreement is not to be construed as an admission, by either, of any wrongdoing or liability by any party.

     7. MTLM shall make such disclosure of the terms and conditions of this Agreement as is deemed necessary by MTLM's securities counsel. Mr. Moorehead will have a reasonable opportunity to provide comments to MTLM about any such disclosure, but no right to approve or restrain any such disclosure.

     8. Mr. Moorehead agrees to refrain from making any press release, any other public disclosure or any statements, disparaging or otherwise, regarding this Agreement, MTLM, EMCO or any other affiliates, without the express prior written consent of MTLM except as may be required by law.

     9. Mr. Moorehead acknowledges that Gerard M. Jacobs and T. Benjamin Jennings will terminate their existing employment agreements with MTLM, and will enter into new employment agreements with MTLM, and that as an inducement to enter into such new employment agreements they will receive significant warrants and/or options to acquire MTLM common stock. Mr. Moorehead further acknowledges that Donald F. Moorehead, Jr. may also receive significant warrants and/or options to acquire MTLM common stock in recognition for his role as Vice-Chairman of MTLM.

     10. MTLM shall pay all reasonable legal fees and expenses incurred by Mr. Moorehead with respect to the preparation, analysis and negotiation of this matter and shall pay all such reasonable fees and expenses, if any, incurred in the enforcement of any right or benefit provided by this Agreement. MTLM authorizes Mr. Moorehead to release the $9,000 EMCO retainer check to Jones, Skelton & Hochuli for this matter upon execution of this Letter Agreement.

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     11.   Each party executing this Agreement warrants to the other that they have the full power and authority to enter into this Agreement and to bind the applicable party thereto and that each party has been represented and advised by his or its own legal counsel.

     12. Donald F. Moorehead, Jr., shall not be responsible or liable to any person or entity, whether or not a party to this Agreement, for any act or omission of any kind so long as he has acted in good faith pursuant to the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have set their names as of the date set forth below.


METAL MANAGEMENT, INC.                          EMCO RECYCLING CORP.



By:                                          By:
  --------------------                          --------------------

    Its:  President                             Its:

Dated:  November ___, 1997                   Dated:  November ___, 1997



----------------------
GEORGE O. MOOREHEAD

Dated:  November ___, 1997


     I hereby agree to act on behalf of MTLM in accordance with terms and provisions of this Agreement.



----------------------
DONALD F. MOOREHEAD, JR.

Dated:  November ___, 1997